NEWS RELEASE
ROB FREDERICK	SUE PERRAM
VICE PRESIDENT	DIRECTOR
BROWN-FORMAN BRAND & COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6862

BROWN-FORMAN DELIVERS STRONG FIRST QUARTER 2022 RESULTS
Louisville, KY, September 1, 2021 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2022 with net sales of $906 million increasing 20%1 (+18% on an underlying basis2) compared to the same prior-year period. In the quarter, operating income decreased 25% to $289 million (+15% on an underlying basis) and diluted earnings per share declined 41% to $0.40 due to the gain from the sale of the Canadian Mist, Early Times, and Collingwood brands in the prior year.
Brown-Forman’s President and Chief Executive Officer Lawson Whiting stated, “Brown-Forman delivered a strong start to fiscal 2022. These results were driven by the strength of our portfolio, which benefited from the re-opening of the on-premise, sustained at-home consumption, and continued premiumization trends.” He added, “While we are optimistic the operating environment will continue to improve, we are closely monitoring the potential volatility associated with the evolving pandemic and continued supply chain disruptions. Backed by the strength of our brands and our people, we are confident in our ability to manage our business for the long term.”

First Quarter of Fiscal 2022 Highlights
•Net sales grew 20% (+18% underlying)
◦Strong growth across all geographic clusters and the Travel Retail3 channel
◦Jack Daniel’s family of brands net sales grew 20% (+16% underlying)
◦Premium bourbons grew net sales 34% (+36% underlying)
◦The tequila portfolio grew net sales 32% (+23% underlying)
•Advertising increased 46% (+44% underlying) as the company supported brand momentum
•The company generated strong free cash flow2 of $171 million

First Quarter of Fiscal 2022 Brand Reported Results
•Jack Daniel’s family of brands net sales growth was propelled by Jack Daniel’s Tennessee Whiskey which benefited from higher volumes globally and favorable channel mix in the United States related to the on-premise reopening.
•Jack Daniel’s Tennessee Apple’s net sales growth was fueled by the ongoing international launch.
•Premium bourbons, led by Woodford Reserve and Old Forester, maintained double-digit net sales growth driven by strong volumetric gains in the United States.
•The tequila portfolio was led by double-digit net sales growth for Herradura and el Jimador. In particular, Herradura benefited from resurgent demand in Mexico following disruption in the prior-year period. These gains were partially offset by lower volumes of New Mix in Mexico reflecting a difficult comparison to the same prior-year period when volume and shelf space benefited from a temporary supply chain disruption in the beer industry.

First Quarter of Fiscal 2022 Market Reported Results
•Strong net sales growth in the United States3 was primarily driven by double-digit growth from Jack Daniel’s Tennessee Whiskey, premium bourbons, and tequilas. Jack Daniel’s Tennessee Whiskey benefited from higher volumes and favorable channel mix shift to the on-premise channel.
•Developed international3 markets maintained double-digit net sales growth driven by broad-based growth led by Germany, France, Korea, and Spain.
•Emerging markets3 returned to double-digit net sales growth propelled by volume gains across most markets, partially offset by declines throughout most countries in Southeast Asia.
•Net sales in Travel Retail3 increased primarily due to a favorable comparison to the same prior-year period, which was impacted by significant disruption due to COVID-19 travel bans and restrictions.

First Quarter of Fiscal 2022 Other P&L Items
•Company-wide price/mix increased 19% reflecting the favorable impact of faster growth from our higher-priced brands and favorable mix shift to the on-premise channel. Volumetric growth across the portfolio was offset by the decline in New Mix, resulting in a 1% volume decline in total.
•Gross profit increased 19% (+17% underlying), while gross margin contracted 70 basis points to 61% driven by higher input costs related to agave and the impact of supply chain constraints, partially offset by the favorable shift in portfolio mix towards higher-margin brands and channels.
•The company’s investment in advertising increased 46% (+44% underlying) driven by higher spend to support the international launch of Jack Daniel’s Tennessee Apple, increased spend for Woodford Reserve compared to the same prior-year period partially due to the timing of the Kentucky Derby, and cycling a substantial reduction in promotional activity during the same period last year due to COVID-19.
•Selling, general and administrative expenses increased 14% (+11% underlying) reflecting the timing of higher compensation-related expenses, an increase in non-income tax reserves, and cycling against lower discretionary spend in the prior-year period.
•Operating income decreased 25% (+15% underlying), while diluted earnings per share decreased 41% to $0.40.
◦Prior-year earnings per share included a $0.19 per share benefit from the gain on the sale of the Early Times, Canadian Mist, and Collingwood brands.

First Quarter of Fiscal 2022 Financial Stewardship
•On July 22, 2021, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.1795 per share on the Class A and Class B common stock. The quarterly cash dividend is payable on October 1, 2021, to stockholders of record on September 3, 2021. Brown-Forman has paid regular quarterly cash dividends for 77 consecutive years and has increased the regular dividend for 37 consecutive years.

Fiscal 2022 Outlook
•Due to the volatility and uncertainty that continues to exist in the operating environment, including recent COVID-19 trends and global supply chain disruptions, we have revised some of our expectations for fiscal 2022. Currently, we are managing through the impact of global supply chain disruptions, including glass supply, and have deployed a number of risk mitigation strategies to address the various constraints on our business. While we expect these disruptions to persist throughout the fiscal year, we believe the impact will become less significant in the second half of the year.
•We expect a more significant unfavorable impact from supply chain disruptions and higher input costs related to agave, transportation costs, and commodity prices to negatively impact our gross margin. As a result of these factors, we expect gross margin to be flat, or slightly down, for the full year versus the slight improvement originally expected.
•Despite these challenges, we still anticipate mid-single digit growth in underlying net sales, underlying operating expenses, and underlying operating income for fiscal 2022.
•As a result of these factors coupled with unusual comparisons to last year, we expect the seasonality of our results to be volatile during the year.
•We expect our effective tax rate to be in the range of about 22-23%.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (EDT) today. All interested parties in the United States are invited to join the conference call by dialing 833-962-1472 and asking for the Brown-Forman call. International callers should dial +1-442-268-1255. The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EDT) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Gentleman Jack, Jack Daniel’s Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, and Fords Gin. Brown-Forman’s brands are supported by approximately 4,700 employees and sold in more than 170 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; shifts in consumer purchase practices; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the risk of the resulting negative economic impact and related governmental actions
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, board of directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure

For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2020 and 2021
(Dollars in millions, except per share amounts)

	2020	2021	Change

Net sales	$753	$906	20%
Cost of sales	288	353	23%
Gross profit	465	553	19%
Advertising expenses	62	90	46%
Selling, general, and administrative expenses	148	168	14%
Gain on sale of business	(127)	—
Other expense (income), net	(5)	6
Operating income	387	289	(25%)
Non-operating postretirement expense	1	—
Interest expense, net	20	20
Income before income taxes	366	269	(27%)
Income taxes	42	77
Net income	$324	$192	(41%)

Earnings per share:
Basic	$0.68	$0.40	(41%)
Diluted	$0.67	$0.40	(41%)

Gross margin	61.7%	61.0%
Operating margin	51.4%	31.9%

Effective tax rate	11.6%	28.5%

Cash dividends paid per common share	$0.1743	$0.1795

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,327	478,793
Diluted	480,429	480,718

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2021	July 31, 2021
Assets:
Cash and cash equivalents	$1,150	$1,172
Accounts receivable, net	753	803
Inventories	1,751	1,771
Other current assets	263	246
Total current assets	3,917	3,992

Property, plant, and equipment, net	832	816
Goodwill	779	778
Other intangible assets	676	670
Other assets	318	323
Total assets	$6,522	$6,579

Liabilities:
Accounts payable and accrued expenses	$679	$631
Dividends payable	—	86
Accrued income taxes	34	71
Short-term borrowings	205	155
Total current liabilities	918	943

Long-term debt	2,354	2,346
Deferred income taxes	169	191
Accrued postretirement benefits	219	218
Other liabilities	206	198
Total liabilities	3,866	3,896

Stockholders’ equity	2,656	2,683

Total liabilities and stockholders’ equity	$6,522	$6,579

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2020 and 2021
(Dollars in millions)

	2020	2021

Cash provided by operating activities	$91	$185

Cash flows from investing activities:
Proceeds from sale of business	177	—
Additions to property, plant, and equipment	(15)	(14)
Other	—	(1)
Cash provided by (used for) investing activities	162	(15)

Cash flows from financing activities:
Net change in short-term borrowings	55	(50)
Dividends paid	(83)	(86)
Other	(9)	(5)
Cash used for financing activities	(37)	(141)

Effect of exchange rate changes on cash and cash equivalents	17	(7)

Net increase (decrease) in cash and cash equivalents	233	22

Cash and cash equivalents, beginning of period	675	1,150

Cash and cash equivalents, end of period	$908	$1,172

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2021	April 30, 2021

Reported change in net sales	20%	3%
Acquisitions and divestitures	2%	—%
Foreign exchange	—%	(1)%
Estimated net change in distributor inventories	(4)%	4%

Underlying change in net sales[2]	18%	6%

Reported change in gross profit	19%	(2)%
Acquisitions and divestitures	1%	1%
Foreign exchange	—%	(1)%
Estimated net change in distributor inventories	(4)%	4%

Underlying change in gross profit[2]	17%	3%

Reported change in advertising expenses	46%	4%
Acquisitions and divestitures	1%	—%
Foreign exchange	(2)%	(2)%

Underlying change in advertising expenses[2]	44%	2%

Reported change in SG&A	14%	4%
Acquisitions and divestitures	—%	—%
Foundation	—%	(3)%
Foreign exchange	(3)%	(1)%

Underlying change in SG&A2	11%	—%

Reported change in operating income	(25)%	7%
Acquisitions and divestitures	39%	(10)%
Foundation	—%	2%
Impairment Charges	2%	(1)%
Foreign exchange	6%	(2)%
Estimated net change in distributor inventories	(6)%	9%

Underlying change in operating income[2]	15%	4%

Note: Totals may differ due to rounding
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2021

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales
	9-Liter[4]	Drinks Equivalent[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying[2]
Whiskey	11%	16%	19%	3%	—%	(3)%	18%
Jack Daniel’s family of brands	10%	15%	20%	—%	—%	(3)%	16%
Jack Daniel’s Tennessee Whiskey	17%	17%	28%	—%	1%	(7)%	21%
Jack Daniel’s RTD and RTP	1%	1%	6%	—%	(3)%	—%	3%
Jack Daniel’s Tennessee Honey	11%	11%	(3)%	—%	(1)%	14%	10%
Gentleman Jack	3%	3%	(2)%	—%	—%	4%	2%
Jack Daniel’s Tennessee Fire	5%	5%	2%	—%	(1)%	3%	4%
Jack Daniel’s Tennessee Apple	44%	44%	68%	—%	4%	(37)%	35%
Other Jack Daniel’s Whiskey Brands	12%	12%	31%	—%	(1)%	(5)%	24%
Woodford Reserve	30%	30%	31%	—%	—%	4%	35%
Rest of Whiskey	34%	34%	(12)%	63%	(2)%	(10)%	39%
Tequila	(28)%	4%	32%	—%	(5)%	(4)%	23%
el Jimador	14%	14%	34%	—%	(2)%	(7)%	25%
Herradura	76%	76%	94%	—%	(4)%	(9)%	81%
Rest of Tequila	(37)%	(27)%	(15)%	—%	(8)%	1%	(22)%
Wine	9%	9%	30%	—%	—%	(22)%	8%
Vodka	7%	7%	34%	—%	(4)%	(14)%	17%
Rest of Portfolio	18%	18%	(1)%	(3)%	22%	7%	24%
Non-Branded and Bulk	NM	NM	5%	(5)%	—%	—%	—%
Total Portfolio	(1)%	14%	20%	2%	—%	(4)%	18%
Other Brand Aggregations
American whiskey	11%	16%	21%	1%	—%	(3)%	18%
Premium bourbons	30%	30%	34%	—%	—%	2%	36%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Three Months Ended July 31, 2021

Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying[2]
United States	16%	3%	—%	(4)%	16%
Developed International	17%	1%	(1)%	(5)%	12%
Australia	4%	—%	(1)%	—%	3%
Germany	24%	—%	(2)%	—%	22%
United Kingdom	(3)%	—%	7%	(1)%	2%
France	14%	—%	(3)%	—%	11%
Canada	(4)%	1%	(9)%	11%	—%
Rest of Developed International	57%	5%	(6)%	(32)%	24%
Emerging	40%	—%	(1)%	(5)%	34%
Mexico	12%	—%	(10)%	—%	2%
Poland	18%	—%	(7)%	—%	11%
Brazil	46%	—%	3%	16%	64%
Russia	37%	—%	(3)%	(39)%	(6)%
Rest of Emerging	80%	1%	14%	(24)%	72%
Travel Retail	61%	2%	(5)%	17%	74%
Non-Branded and Bulk	5%	(5)%	—%	—%	—%
Total	20%	2%	—%	(4)%	18%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Free Cash Flow Information (Unaudited)
(Dollars in millions)

	Twelve Months Ended
	July 31, 2020	July 31, 2021

Cash provided by operating activities	$91	$185
Additions to property, plant, and equipment	(15)	(14)
Free Cash Flow[2]	$76	$171
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, C, and D of this press release.
“Underlying change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “underlying” basis. We use “underlying change” for the following measures of the statements of operations: (a) underlying net sales; (b) underlying cost of sales; (c) underlying gross profit; (d) underlying advertising expenses; (e) underlying selling, general, and administrative (SG&A) expenses; (f) underlying other expense (income) net; (g) underlying operating expenses*; and (h) underlying operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) estimated net changes in distributor inventories, and (4) impairment charges. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million, and entered into a related transition services agreement (TSA) for these brands. Also, during fiscal 2021, we acquired Part Time Rangers Limited, which owns Part Time Rangers RTDs.
This adjustment removes (a) transaction and integration costs related to the acquisitions and divestitures, (b) the gain on sale of Early Times, Canadian Mist, and Collingwood and related assets, (c) operating activity for the non-comparable period for Early Times, Canadian Mist, and Collingwood, which is activity in the first quarter of fiscal 2021, (d) the net sales and operating expenses recognized in fiscal 2021 pursuant to the TSA related to (i) contract bottling services and (ii) distribution services in certain markets, and (e) operating activity for Part Time Rangers Holdings Limited for the non-comparable period, which is activity in the first quarter of fiscal 2021. We believe that these adjustments allow for us to better understand our underlying results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. For each period compared, we use volume (see Note 3 - Definitions - Other Metrics below) information from our distributors to estimate the effect of distributor inventory changes in certain line items of the statements of operations. We believe that this adjustment reduces the effect of varying levels of
*Operating expenses include advertising expense, SG&A expense, and other expense (income), net.

distributor inventories on changes in certain line items of the statements of operations and allows us to understand better our underlying results and trends.
•“Impairment charges.” This adjustment removes the impact of impairment charges from our results of operations. During the first quarter of fiscal 2022, we recognized a non-cash impairment charge of $6 million for certain fixed assets. We believe that this adjustment allows for us to better understand our underlying results on a comparable basis.
We use the non-GAAP measures “underlying change” to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the board of directors, stockholders, and the investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
When we provide guidance for underlying change for certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, including the estimated net change in distributor inventories and foreign exchange, each of which could have a significant impact to our GAAP income statement measures.
Free cash flow. This measure refers to the cash provided by operating activities less additions to property, plant, and equipment on the Unaudited Condensed Consolidated Statements of Cash Flows above. In Schedule D, we provide this calculation for the relevant time periods. We use this non-GAAP measure in evaluating the Company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define aggregations used in this press release.
Geographic Aggregations.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2021 net sales. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are Australia, Germany, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Brazil, and Russia. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.

Brand Aggregations.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2021 net sales. In addition to brands that are listed by name, we include the following aggregations:
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs, ready-to-drink (RTD), and ready-to-pour products (RTP). The brands included in this category are the Jack Daniel’s family of brands, the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands, premium bourbons (defined below), and super-premium American whiskey (defined below).
◦“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Sinatra Select, and Jack Daniel’s Bottled-in-Bond.
◦“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Double Jack, Gentleman Jack & Cola, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Berry, Jack Daniel’s Lynchburg Lemonade, Jack Daniel’s Whiskey & Seltzer, and the seasonal Jack Daniel’s Winter Jack RTP.
◦“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
◦“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, JDSB, JDTR, Jack Daniel’s No. 27 Gold Tennessee Whiskey, and Jack Daniel’s Sinatra Select.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, New Mix, Pepe Lopez, and Antiguo.
•“Wine” includes Korbel Champagnes and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Non-branded and bulk” includes our net sales of used barrels, bulk whiskey and wine, and contract bottling regardless of customer location.
Other Metrics.
•“Depletions.” We generally record revenues when we ship our products to our customers. “Depletions” is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, “depletions” usually means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do. In this document, unless otherwise specified, we refer to “depletions” when discussing volume.
•“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink or ready-to-pour brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

Note 4 - Jack Daniel’s Country Cocktails 9L Depletions

Effective April 1, 2021, we entered into a partnership with Pabst Brewing Company for the supply, sales, and distribution of Jack Daniel’s Country Cocktails in the United States. Consequently, our fiscal 2022 results include net sales, but do not include 9L depletions for this brand. To share results on a comparable basis for fiscal 2022, we excluded fiscal 2021 9L depletions for Jack Daniel’s Country Cocktails in the United States.